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                                                                 Exhibit 99(b)

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of December 20, 1993, by and between PATTEN CORPORATION, a Massachusetts corporation (the "Company"), and HARRY S. PATTEN ("Employee").


                              W I T N E S S E T H:

         WHEREAS, the Company currently employs the Employee in the capacity of Chairman of the Board and Chief Executive Officer, and the Employee is a key member of management of the Company; and

         WHEREAS, pursuant to prior action of the Board of Directors of the Company (the "Board of Directors" or the "Board"), effective January 1, 1994,
(i) Employee shall continue to serve as the Chairman of the Board of the Company, with powers and duties commonly incident to such position in accordance with the Company's by-laws, including supervising the implementation of the policies and procedures approved by the Board and assisting in the formulation, evaluation and development of short and long term goals and strategic planning of the Company and (ii) Employee shall no longer serve as Chief Executive Officer of the Company;

         WHEREAS, the Company desires that the Employee continue in the employ and service of the Company, and Employee desires to so continue in the employ and service of the Company, among other things, to provide for a smooth and orderly transition of the senior management of the Company, and the Company and Employee desire to formalize Employee's employment arrangement with the Company, all upon the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, Employee, by reason of the nature of Employee's duties and responsibilities, has been and will be provided access to the Company's trade secrets and other confidential, proprietary and sensitive competitive information and the Company desires to maintain the confidentiality of such and formalize an appropriate agreement with Employee.

         NOW, THEREFORE, for and in consideration of the mutual premises, covenants and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

         1. DUTIES. The Company hereby employs Employee, and Employee hereby agrees to and accepts employment by the Company, as its Chairman of the Board (or, alternatively, pursuant to paragraph





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13 below, as its management consultant), for the term set forth below in paragraph 2, on the terms and subject to the conditions set forth in this Agreement. During the term of his employment hereunder (whether as Chairman of the Board or as a management consultant), subject to the direction and control of the Board, (i) Employee shall be available to consult with the Board (and any appropriate committees of the Board) regarding supervising the implementation of the policies and procedures approved by the Board and assisting in the formulation, evaluation and development of short and long term goals and strategic planning of the Company, and (ii) Employee shall be available to consult and work together with the Company's President and Chief Executive Officer regarding (a) matters relating to the strategic planning or direction of the Company, (b) the acquisition of land or of timesharing projects, (c) changes in senior personnel of the Company, and (d) the Company's entering into any new line of business or joint venture or the Company's entering into any new financing arrangements. Employee shall also perform such additional duties as may reasonably be assigned to Employee from time to time by the Board. During the term of employment, Employee agrees to work on a full-time basis, to devote his full and exclusive business time and attention to the performance of his duties hereunder and to carry out his employment in a good and professional manner.

         2. TERM. The term of Employee's employment hereunder (whether as Chairman of the Board or as a management consultant) shall be from the date hereof through December 31, 1996 (hereinafter, the "Termination Date"), subject to the termination provisions set forth in paragraphs 5, 6, 7, 8 and 9 hereof; provided, however, that Employee shall serve as Chairman of the Board of the Company at the pleasure of the Board and only so long as Employee is duly elected and serves as a director of the Company and selected (and not removed or terminated) by the Board to serve in such capacity in accordance with the Company's by-laws.

         3. COMPENSATION. During the term of Employee's employment under this Agreement, the Company covenants and agrees that, in consideration of the services performed and to be performed by Employee hereunder (whether as Chairman of the Board or as a management consultant), it will pay to Employee, at its regular and customary intervals for payment, a salary at the rate of $325,000.00 per annum.

         4. BENEFITS. Employee shall be entitled to the following benefits (if applicable) during the period of his employment hereunder:

                 (a) Employee shall be entitled, in accordance with the Company's general policies and procedures for management personnel, to participation in any pension, savings, 401(k), stock option, employee stock ownership and profit-sharing plans, health insurance




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and other employment benefits as are made available from time to time by the
Board to or for the benefit of Company management. Information regarding all such policies, plans and arrangements of the Company have been made available to Employee.

                 (b) During his term of employment, Employee shall be entitled to prompt reimbursement of all reasonable expenses actually paid or incurred by Employee, against invoices therefor, in the course of and pursuant to the performance of his duties hereunder and in connection with promoting or carrying out the business of the Company. Employee agrees to maintain adequate documentary proof and written records, in such detail as the Company may reasonably request, of all fees, costs and expenses to be reimbursed by the Company hereunder.

         5. DISABILITY. In the event that Employee shall be incapacitated by reason of mental or physical disability during the term of his employment hereunder such that he is substantially prevented from performing his duties and services hereunder for a period of 45 consecutive days, or for shorter periods aggregating 75 days during any 12-month period (a "Disability"), the Company thereafter shall have the right to terminate Employee's employment under this Agreement by sending written notice of such termination to Employee or his legal representative and thereupon Employee's employment hereunder shall immediately terminate. Upon such termination, Employee shall be entitled to receive and shall be paid by the Company, on a monthly basis, his monthly compensation as in effect on the date of termination for the lesser of (i) one
(1) year and (ii) the remaining term of this Agreement. Employee shall accept such payments in full discharge and release of the Company of and from any further obligations under this Agreement. Such discharge and release shall not affect any rights or remedies which may be available to Employee otherwise than under this Agreement.

         6.      DEATH.   In the event of Employee's death during the term of
his employment hereunder, Employee's designated beneficiary or, if no such beneficiary shall have been designated by Employee, the estate of Employee, shall be entitled to receive and shall be paid by the Company any and all of Employee's salary compensation in effect on the date of his death, and any other amounts due to Employee (and unpaid), in each case through the date of death. Employee shall be entitled to no payments or benefits following the date of death. Such payments shall be in full discharge and release of the Company of and from any further obligations under this Agreement. Such discharge and release shall not affect any rights or remedies which may be available to Employee (or Employee's estate) otherwise than under this Agreement.




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         7.      TERMINATION BY THE COMPANY FOR CAUSE.

                 (a) The Company shall have the right to terminate the employment of Employee hereunder for cause (as used herein, "Cause") at any time if:

                          (i)     Employee shall be convicted by a court of
competent and final jurisdiction of any crime (whether or not involving the Company) which constitutes a felony in the jurisdiction involved or shall be habitually drunk or intoxicated in public or otherwise commit acts of moral turpitude in such a manner as to materially and adversely reflect upon the reputation of the Company or its senior management; or

                          (ii)     Employee shall commit any act of
embezzlement, fraud or similar dishonest and injurious conduct against or with respect to the Company; or

                          (iii) Employee shall demonstrate willful and
injurious misconduct in connection with the performance of his duties and responsibilities under this Agreement (and/or as assigned to him from time to time by the Board in accordance with the provisions hereof); or

                          (iv) Employee shall demonstrate reckless or grossly
negligent and injurious conduct in connection with the performance of, or a gross disregard for, his duties and responsibilities under this Agreement (and/or as assigned to him from time to time by the Board in accordance with the provisions hereof); or

                          (v) Employee shall voluntarily resign as Chairman of
the Board or as a director of the Company, or Employee shall for any reason choose or determine not to stand for re-appointment as Chairman of the Board or re-election as a director of the Company (it being understood and agreed that if Employee properly stands for re-appointment as Chairman or re-election as a director and such re-appointment or re-election is not approved by the directors or the shareholders, respectively, such will not serve as a basis for the termination of Employee for Cause hereunder).

                 (b) Any determination to terminate Employee for Cause pursuant to paragraph 7(a) hereof shall be made in the good faith judgment of the Board after Employee has been provided a reasonable opportunity to be heard, which judgment shall be final and binding upon Employee. In the event that the employment of Employee shall be terminated by the Company for Cause pursuant to this paragraph 7, Employee shall be entitled to receive his salary, and any other amounts properly due from the Company to Employee (and unpaid), through the date of such termination. Employee shall accept payment pursuant to this subparagraph 7(b) in full discharge and release of the Company of and from any further obligations under this Agreement. Nothing contained in this paragraph 7 shall




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constitute a waiver or release by the Company of any rights or claims it may have against Employee, including, but not limited to, any claims or rights pursuant to paragraph 10 hereof or arising from actions or omissions which may give rise to an event causing termination of this Agreement pursuant to this paragraph 7.

         8. TERMINATION WITHOUT CAUSE. The Company may by written notice to Employee terminate Employee's employment hereunder at any time without Cause (i.e., for any reason other than for Cause), provided that it delivers to Employee written notice of such termination and provides the payments required in this paragraph 8. Upon termination of Employee's employment other than for Cause pursuant to this paragraph 8, Employee shall be paid the salary compensation to which Employee is entitled under paragraph 3 hereof, at the Company's regular and customary intervals for such payment, through the Termination Date. Employee shall accept such payments in full discharge and release of the Company of and from any further obligations under this Agreement. Such discharge and release shall not affect any rights or remedies which may be available to Employee otherwise than under this Agreement.

         9. TERMINATION BY EMPLOYEE. Employee may by written notice to the Company terminate Employee's employment hereunder, provided that he delivers to the Company not less than sixty (60) days advance written notice of such termination (the sixty day period between such notice and termination being referred to herein as the "Termination Period"). During the Termination Period, so long as Employee performs his duties and responsibilities as required in accordance with this Agreement (and so long as the Company is not entitled to terminate Employee for Cause pursuant to paragraph 7 hereof, in which case the provisions of paragraph 7, and not this paragraph 9, shall apply), Employee shall be entitled to the salary described in paragraph 3 hereof, payable at the Company's regular and customary intervals for such payment, through the date of termination. Employee shall be entitled to no payments or benefits following the date of any termination under this paragraph
9. Employee shall accept such payments and benefits in full discharge and release of the Company of and from any further obligations under this Agreement. Such discharge and release shall not affect any rights or remedies which may be available to Employee otherwise than under this Agreement.

         10.     RESTRICTIVE COVENANTS.

                 (a) Employee recognizes and acknowledges that confidential, proprietary and sensitive competitive information may exist and come into Employee's possession, from time to time during the course of Employee's employment with the Company, with respect to the business, operations and prospects of the Company. Accordingly, and as a material inducement to the Company to enter into this Agreement, Employee covenants and agrees that he will not, during or after his term of employment hereunder, except if




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required or if appropriate and in the best interests of the Company in connection with the proper performance of his duties hereunder, disclose, or assist or permit the unauthorized disclosure of, any confidential, proprietary or sensitive competitive information relating to the Company to any individual or entity. The provisions of this paragraph 10(a) shall not apply to information which is or shall become generally known to the public or the trade (except by reason of Employee's breach of his obligations hereunder), information which is or shall become available in trade or other publications (except by reason of Employee's breach of his obligations hereunder), and information which Employee is required to disclose by law or by order of a court of competent jurisdiction (but only to the extent specifically required by law or ordered by such court and, when reasonably possible, only then if Employee shall have given the Company reasonable prior notice of such intended disclosure so that it has the opportunity to seek a protective order if it deems such appropriate).

                 (b) As used in this Agreement, confidential, proprietary and/or sensitive competitive "information" shall mean and include any and all studies, plans, reports, surveys, analyses, sketches, drawings, notes, records, recordings, computer software, programs or memory, unpublished memoranda or documents, and all other material nonpublic information relating to the Company's activities, affairs, business, operations or prospects, including, without limitation, all methods, processes, techniques, shop practices, equipment, research data, marketing and sales information, personnel data, customer lists, supplier lists, employee lists, financial data, and all other techniques, know-how and trade secrets which presently or in the future are in the possession of the Company. Such "information" shall not include general knowledge, expertise or skills gained by Employee with respect to the industry or markets in which the Company operates.

                 (c) Also as a material inducement to the Company to enter into this Agreement, Employee covenants and agrees that, so long as he is employed hereunder, Employee shall work exclusively for the Company, and shall not, directly or indirectly, engage (either as principal, agent, consultant or lender, or through any corporation, firm or organization in which he may be an officer, director, employee, shareholder, partner, lender, member, trustee or with which he is otherwise affiliated or derives some financial benefit) in any business for profit in the United States, nor shall he work for or advise any person(s) engaged in any such business, which is engaged in any business competitive with the business of the Company.

                 (d) Employee shall advise the Company's Board of Directors in writing of any matter in which Employee is or will become involved or interested which appears to present a conflict




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of interest with the interests of the Company and Employee will promptly comply with any action requested by the Board to resolve or remedy any such conflict as, when and if such arises.

                 (e) Notwithstanding any other term or provision of this or any other agreement, if any suit or proceeding is instituted by the Company pertaining to this paragraph 10, the Company, in addition to any other relief to which it may be entitled, shall be entitled to its costs, expenses and attorney's fees incurred in connection with any such suit or proceeding.

         11. INJUNCTION. Employee acknowledges that the services to be rendered by him are of a special, unique and extraordinary character, that, in connection with such services, he will have access to confidential, proprietary and/or sensitive competitive information vital to the Company's business, operations and prospects and that therefore the restrictive covenants set forth in paragraph 10 are fair and reasonable, are material to this Agreement and have materially induced the Company to enter into this Agreement and provide the benefits to Employee provided hereunder. Accordingly, Employee consents and agrees that if he violates or breaches any of the provisions of paragraph 10, the Company would sustain irreparable harm and, therefore, in addition to any other remedies which may be available to it, the Company shall be entitled to apply to any court of competent jurisdiction, and Employee hereby irrevocably agrees to submit to any such court's venue and jurisdiction, for an injunction restraining Employee from committing or continuing any such violation of this Agreement, or for such other equitable or special relief that the Company shall deem appropriate in view of such violation. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedy or remedies including, without limitation, recovery of damages, permitted at law or in equity.

         12. MODIFICATION OF RESTRICTIONS. In the event that any of the provisions contained in this Agreement (including without limitation the provisions of paragraph 10) shall be held to be in any way an unreasonable restriction on Employee or otherwise void or unenforceable, then the court so holding may reduce the territory and/or period of time in which such restriction operates, or modify or eliminate any such restriction, to the extent necessary to render such paragraph enforceable to the maximum extent provided hereunder.

         13. MANAGEMENT CONSULTANT. In the event that Employee shall cease to be Chairman of the Board of the Company prior to the Termination Date for any reason other than a termination of employment hereunder pursuant to paragraphs 5 (Disability of Employee), 6 (death of Employee), or 7 (termination of Employee for Cause) hereof, then Employee shall immediately and automatically upon such cessation be employed as a management consultant of the




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Corporation, with the duties set forth in paragraph 2 hereof and for the term set forth in paragraph 1 hereof, in each case, subject to the terms and conditions of this Agreement.

         14. ATTORNEYS' FEES. In the event of any litigation arising out of or relating to this Agreement, the unsuccessful party in such litigation shall pay to the successful party all fees, costs and expenses incurred therein by the successful party, including, without limitation, reasonable attorneys' fees, and including costs and attorneys' fees for all appellate proceedings, which costs, expenses and fees shall be included in and made a part of any judgment or award rendered in such litigation.

         15. NOTICES. All notices, requests, demands, waivers, consents, approvals or other communications required or permitted hereunder shall be in writing and shall be deemed to have been given or delivered (i) when delivered, if delivered personally or by recognized overnight courier, or (ii) three days after being sent, if sent by certified or registered mail, postage prepaid, return receipt requested, in each case, to the following addresses:

         If to the Company, to:   Patten Corporation
                                  5295 Town Center Road
                                  Suite 400
                                  Boca Raton, FL  33486
                                  Attention: President

         If to Employee, to:      Harry S. Patten
                                  270 Sloan Road
                                  Williamstown, MA  01267

         Any party may by written notice change the address to which notice or other communications to it are to be delivered or mailed. The Company's address shall automatically change to any new address for the Company's principal executive offices.

         16. EMPLOYEE'S ADDRESS. Upon termination of Employee's employment hereunder for any reason and for a period of two (2) years thereafter, Employee shall advise the Company of his home and business addresses and phone numbers, and the identity of his employer, including any changes therein.

         17. ENTIRE AGREEMENT; AMENDMENT; WAIVER. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and supersedes, and shall not be modified or affected by, any offer, proposal, statement, promise, assurance, reference, warranty, representation, arrangement or agreement, oral or written, made by or for either party. Whenever the masculine pronoun is used, it includes the feminine pronoun, and the singular includes the plural, and vice versa, where the context requires. This Agreement may not be amended or modified except by an instrument in writing signed by the Company and Employee. The




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waiver by either party of any breach of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof.

         18. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns and upon Employee and his heirs, executors, administrators, or other legal representatives. This Agreement is not assignable by Employee.

         19. HEADINGS. Paragraph and subparagraph captions and headings in this Agreement are for convenience of reference only and shall not effect the construction, meaning or interpretation hereof.

         20. LAW APPLICABLE. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida (without reference to the conflict of laws provisions thereof).

         21. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the parties hereto in separate counterparts, each of which shall be an original and all of which together shall constitute one and the same agreement, which agreement shall become effective when one or more counterparts have been executed by each party and delivered to each other party.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                       PATTEN CORPORATION



                                       By: /s/ GEORGE F. DONOVAN
                                         -------------------------
                                       Name:   George F. Donovan
                                       Title:  President


                                       EMPLOYEE



                                       /s/ HARRY S. PATTEN
                                       ----------------------------
                                           HARRY S. PATTEN




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